SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 27, 2005

Commission file number 0-19292

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts 03-0300793

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 27, 2005, we sold $57.6 million in vacation ownership receivables pursuant to an existing vacation ownership receivables purchase facility (the "BB&T Purchase Facility") with Branch Banking and Trust Company ("BB&T"). The BB&T Purchase Facility utilizes an owner's trust structure, pursuant to which we sell receivables to Bluegreen Receivables Finance Corporation IX, our wholly-owned, special purpose finance subsidiary ("BRFC IX"), and BRFC IX sells the receivables to an owner's trust (a qualified special purpose entity) without recourse to us or BRFC IX except for breaches of certain customary representations and warranties at the time of sale. Under the BB&T Purchase Facility, a variable purchase price of approximately 85.0% of the principal balance of the receivables sold, subject to certain terms and conditions, is paid at closing in cash. The balance of the purchase price is deferred until such time as a specified return to the purchaser is paid and all servicing, custodial, agent and similar fees and expenses have been paid. The specified return is equal to the commercial paper rate plus an additional return of 1.15%, subject to use of alternate return rates in certain circumstances. The BB&T Purchase Facility allows for sales of notes receivable for a cumulative purchase price of up to $140.0 million, the commitment for $40.0 million of which expired on July 5, 2005, and the remainder of which expires on December 30, 2005. We used a portion of the $49.0 million in cash proceeds from this sale of receivables to 1) repay $3.3 million of debt under our $75.0 revolving vacation ownership receivables credit facility with Residential Funding Corporation; and 2) repay $2.6 million of debt under our $30.0 million Acquisition and Development and Timeshare Receivables facility with Textron Financial Corporation, as a portion of the receivables sold to BB&T had previously been pledged as collateral for borrowings under these debt facilities. The remaining balance of $43.1 million of cash proceeds from this sale of receivables will be used for general operating purposes.

Immediately following this sale, the remaining availability under the BB&T Purchase Facility was $14.2 million, subject to eligibility requirements and conditions precedent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2005 By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President,

Chief Financial Officer and Treasurer